UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

February 1, 2008

(Date of earliest event reported)

TELKONET, INC.

 (Exact Name of Registrant as Specified in Its Charter)

Utah

 (State or Other Jurisdiction of Incorporation)

000-31972	87-0627421
(Commission File No.)	(I.R.S. Employer Identification No.)

20374 Seneca Meadows Parkway, Germantown, Maryland 20876
(Address of Principal Executive Offices)

(240)-912-1800
(Registrant's Telephone Number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01 Other Events.

On February 1, 2008, the Board of Directors of Telkonet, Inc. approved an amendment to the stock purchase warrants held by Enable Opportunity Partners, L.P., Pierce Diversified Strategy Master Fund, LLC, Ena and Enable Growth Partners, L.P. to reduce the exercise price under such warrants from $4.17 per share to $0.6978258 per share.  The warrants entitled the holders to purchase an aggregate of up to 3,380,000 shares of Telkonet’s common stock.  These warrants were originally granted in connection with two private placements that were completed in September 2006 and February 2007.

On February 7, 2008, Enable Opportunity Partners, L.P., Pierce Diversified Strategy Master Fund, LLC, Ena and Enable Growth Partners, L.P. exercised all of their warrants on a cashless basis using the a five day volume average weighted price (VWAP) as of January 31, 2008 of $.99 resulting in the issuance of 1,000,000 shares of Company common stock and a return of 2,380,000 to shares authorized..

As a result of this amendment to the warrants, Telkonet expects to have a one-time “non-cash” charge of approximately $1,700,000, which is comprised of approximately $1,200,000 attributable to the amendment to the foregoing warrants and approximately $500,000 attributable to anti-dilution provisions of certain other outstanding stock purchase warrants.

Item 9.01 Financial Statements and Exhibits.

(d)   The following documents are filed as exhibits to this Report on Form 8-K:

4           Form of Amended and Restated Common Stock Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELKONET, INC.

Date: February 7, 2008
By: /s/ Richard J. Leimbach
Richard J. Leimbach
Chief Financial Officer